As filed with the Securities and Exchange Commission on May 19, 2010

Registration No. 333-153348

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549

POST–EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FLAGSTONE REINSURANCE HOLDINGS, S.A.
(Exact name of registrant as specified in its charter)

Luxembourg (State or other jurisdiction of incorporation or organization)	98-0481623 (I.R.S. Employer Identification No.)

37 Val St André
L-1128
Luxembourg, Grand Duchy of Luxembourg
(Address of Principal Executive Offices)

Flagstone Reinsurance Holdings, S.A. Performance Share Unit Plan, as amended
Flagstone Reinsurance Holdings, S.A. Restricted Share Unit Plan, as amended
(Full title of the plans)

CT Corporation System
111 Eighth Avenue, 13th Floor
New York, New York 10011
(212) 590-9331
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copy to:
Sarkis Jebejian, Esq.
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
(212) 474-1000

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EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-8 No. 333-153348 (the “Registration Statement”), as amended, is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by Flagstone Reinsurance Holdings, S.A., a Luxembourg company (the “Company”), as a result of Flagstone Reinsurance Holdings Limited’s discontinuance from Bermuda and continuance in Luxembourg (the “Redomestication”). Except as modified by this Amendment, the Company expressly adopts the Registration Statement as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The information contained in this Amendment sets forth the additional information necessary to reflect any material changes made in connection with or resulting from the Redomestication or necessary to keep the Registration Statement from being misleading in any material respect.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Flagstone Reinsurance Holdings Limited (“Flagstone Bermuda”) (or its successor, the Company) with the U.S. Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

●	Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

●	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010;

●	Registration Statement on Form S-4 filed April 9, 2010;

●	Current Reports on Form 8-K filed on March 12, 2010, March 22, 2010 and May 5, 2010; and

●	The description of the Company’s shares included in Item 3.03 on Form 8-K filed on May 19, 2010, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (except for any information therein which has been furnished rather than filed), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in and made a part of this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.
Not applicable.

Item 5.	Interests of Named Experts and Counsel.
Not applicable.

II-2

Item 6.	Indemnification of Directors and Officers.

Under Luxembourg law, directors of the Company are liable to the Company for the execution of the mandate given to them and for any misconduct in the management of the Company’s affairs.  In addition, the directors are jointly and severally liable both to the Company and to any third parties for damages resulting from the violation of Luxembourg law or the articles of incorporation of the Company.  The directors are discharged from such liability in the case of a violation to which they were not a party provided that no misconduct is attributable to them and they have reported such violation to the first general meeting after they acquired knowledge thereof.  Only the Company and not any individual shareholder would have a claim against a director for any misconduct.

In addition, directors may be liable to shareholders of the Company on the basis of the general principles of liability set out in the Civil Code of Luxembourg, which may oblige a director to indemnify the shareholders for any damages caused as a consequence of their own fault.

Directors’ and officers’ insurance is permitted in addition to any indemnity granted by the Company.  The Company has purchased and maintains a directors’ and officers’ liability policy for such a purpose.

The Company has also adopted provisions in its articles of incorporation that provide that the Company will indemnify and hold harmless the directors and other officers of the Company, including any person appointed to any committee of the Board, from and against all actions, costs, charges, losses, damages and expenses which they or any one of them may incur or sustain by reason of any act done in the execution of their duty in their respective offices.  This indemnity does not extend to any matter in respect of any fraud, dishonesty, gross negligence or willful misconduct.

Under Luxembourg law, the Company may not indemnify its directors or officers against any matter arising from a director’s or officer’s fraud, dishonesty, gross negligence or willful misconduct or any other criminal penalties.

Item 8.	Exhibits.

Exhibit Number	Description
4.1	Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on May 19, 2010)
5.1	Opinion of M Partners
23.1	Consent of Deloitte & Touche
23.2	Consent of M Partners (included in Exhibit 5.1)
24.1	Powers of Attorney*
99.1
Flagstone Reinsurance Holdings, S.A. Performance Share Unit Plan, as amended and restated, dated May 17, 2010 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on May 19, 2010)

99.2
Flagstone Reinsurance Holdings, S.A. Restricted Share Unit Plan, as amended and restated, dated May 17, 2010 (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on May 19, 2010)

* Previously filed

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)
That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(5)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions summarized under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, Bermuda, on this 19th day of May, 2010.

FLAGSTONE REINSURANCE HOLDINGS, S.A.

By:	/s/ David A. Brown
	Name:	David A. Brown
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ *	Chairman and Director	May 19, 2010
Name: Mark J. Byrne
/s/	Chief Executive Officer (Principal	May 19, 2010
Name: David A. Brown	Executive Officer) and Director

/s/ *	Director	May 19, 2010
Name: Gary Black

/s/ *	Director	May 19, 2010
Name: Peter Watson

/s/ *	Director	May 19, 2010
Name: Stephen Coley

/s/ *	Director	May 19, 2010
Name: Thomas Dickson

/s/ *	Director	May 19, 2010
Name: Stewart Gross

/s/ *	Director	May 19, 2010
Name: E. Daniel James

/s/	Director	May 19, 2010
Name: Anthony Knap

/s/ *	Director	May 19, 2010
Name: Jan Spiering

/s/ *	Director	May 19, 2010
Name: Wray Thorn

PUGLISI & ASSOCIATES		Authorized Representative in the United States	May 19, 2010
By:	/s/ *
Name: Donald J. Puglisi Title: Managing Director

By:	/s/ David A. Brown		May 19, 2010
Name: David A. Brown Title: Attorney-in-Fact

	/s/ Patrick Boisvert	Chief Financial Officer (Principal	May 19, 2010
	Name: Patrick Boisvert	Financial Officer and Principal Accounting Officer)